News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS

New Brunswick, New Jersey, November 12, 2008 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2008.

The Company reported a net loss of $3.0 million for the three months ended September 30, 2008, compared to net income of $92,000 for the three months ended September 30, 2007.  The Company reported a net loss for the year ended September 30, 2008 of $2.9 million, compared to net income of $716,000 for the year ended September 30, 2007.

Basic and diluted losses per share were $0.53 and $0.51 for the three and twelve months ended September 30, 2008, respectively. Basic and diluted earnings per share for the three months and twelve months ended September 30, 2007 were $0.02 and $0.12, respectively.

Results from Operations

Net income decreased $3.1 million during the three-month period ended September 30, 2008 compared with the three-month period ended September 30, 2007 while net income decreased $3.7 million during the year ended September 30, 2008 compared with the year ended September 30, 2007. The decreases were due to larger reserves for loan losses. Reserves were increased to $3.3 million during the three months ended September 30, 2008 compared with $46,000 for the three months ended September 30, 2007 and to $4.3 million during the year ended September 30, 2008 compared with $398,000 for the year ended September 30, 2007 due to higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs during the current periods.

Net interest margin decreased by 1 basis point to 3.14% for the quarter ended September 30, 2008 compared to 3.15% for the quarter ended September 30, 2007. For the year ended September 30, 2008, the net interest margin decreased by 8 basis points to 3.19% compared to 3.27% for the year ended September 30, 2007 despite reductions in the federal funds interest rate totaling 275 basis points during the twelve month period.

The Company was able to increase its net interest income with growth of its loans receivable and investment securities during both the quarter and year end periods. Net interest income increased $331,000, or 9.7%, to $3.7 million during the quarter ended September 30, 2008 from $3.4 million during the quarter ended September 30, 2007. Net interest income increased $848,000, or 6.2%, to

$14.5 million during the year ended September 30, 2008 from $13.7 million during the year ended September 30, 2007.

Interest and dividend income decreased $554,000, or 7.3%, to $7.0 million for the three months ended September 30, 2008 from $7.6 million for the three months ended September 30, 2007. An increase in average interest-bearing assets of $44.0 million, or 10.2%, was offset by a decrease in the yield on such assets of 112 basis points to 5.88% for the three months ended September 30, 2008. However, interest expense decreased $885,000, or 21.3%, to $3.3 million for the three months ended September 30, 2008 from $4.2 million for the three months ended September 30, 2007. While the average balance of interest-costing liabilities increased $43.7 million between the two periods, the cost on such liabilities fell 121 basis points to 2.94% for the quarter ended September 30, 2008.

Interest and dividend income decreased $408,000, or 1.4%, to $28.8 million for the year ended September 30, 2008 from $29.2 million for the year ended September 30, 2007. An increase in average interest-bearing assets of $36.1 million, or 8.6%, was more than offset by a decrease in the yield on such assets of 66 basis points to 6.34% for the year ended September 30, 2008. However, interest expense decreased $1.3 million, or 8.1%, to $14.3 million for the year ended September 30, 2008 from $15.5 million for the year ended September 30, 2007. While the average balance of interest-costing liabilities increased $36.7 million between the two periods, the cost on such liabilities fell 66 basis points to 3.38% for the year ended September 30, 2008.

The provision for loan losses was $3.3 million for the three months ended September 30, 2008 compared to $46,000 for the three months ended September 30, 2007. Net charge-offs were $3.2 million for the three months ended September 30, 2008 compared to $360,000 for the three months ended September 30, 2007. The provision for loan losses was $4.3 million for the year ended September 30, 2008 compared to $398,000 for the year ended September 30, 2007. There were net charge-offs of $3.5 million for the year ended September 30, 2008 compared to net charge-offs of $536,000 for the year ended September 30, 2007.

The higher level of loan charge-offs resulted from depreciation of real estate collateral securing commercial and construction loans due to the current adverse economic environment. During the three months ended September 30, 2008, the Bank identified 13 relationships totaling $16.0 million that were written down to the fair value of collateral, if any, securing the loan which resulted in a reduction of the allowance for loan loss of $3.2 million prior to the additional provisions. During the year ended September 30, 2008, in addition to the loans written down during the fourth fiscal quarter, there was one other loan written down to fair value resulting in a charge of $317,000 to the allowance for loan losses. The loan was foreclosed upon and is being carried as other real estate owned at September 30, 2008.

“We believe that these charge-offs will enable Magyar to clear its books of assets that represent our losses to date, and those that had the highest potential for continued valuation decline,” stated Elizabeth E. Hance, President & Chief Executive Officer.  “Looking ahead, we still face a challenging real estate market in 2009, and our loan-loss allowance is expected to continue to be higher than average.”

Non-interest income increased $81,000, or 24.2%, to $416,000 during the three months ended September 30, 2008 compared to $335,000 for the three months ended September 30, 2007. The increase was primarily attributable to $117,000 in gains recorded on sales of investment securities. Non-interest income remained unchanged at $1.5 million for the year ended September 30, 2008 and 2007. Gains on the sales of investment securities of $99,000 offset losses on the sales of other real estate owned of $97,000 during the year ended September 30, 2008.

Non-interest expense of $3.6 million during the three months ended September 30, 2008 was unchanged from the three month period ended September 30, 2007. A decrease in employee and benefit expenses to $2.0 million for the three months ended September 30, 2008 from $2.1 million for the three months ended September 30, 2007 was offset by an increase in FDIC insurance premiums paid between the two periods of $55,000.

Non-interest expense increased $835,000, or 6.1%, to $14.6 million for the year ended September 30, 2008 compared to $13.8 million for the year ended September 30, 2007. Employee and benefit expenses increased $501,000, or 6.3%, to $8.4 million for the year ended September 30, 2008 primarily due to the Company’s equity incentive awards that were granted in March 2007 and higher compensation and benefit expenses related to the opening of the Bank’s fifth branch in February 2007. In addition, the Bank paid $176,000 more in FDIC insurance premiums during the year ended September 30, 2008 than in the prior year period.

The Company recorded tax expense of $281,000 and $82,000 and for the three and twelve months ended September 30, 2008, respectively, compared with tax expense of $26,000 and $257,000 for the three and twelve months ended September 30, 2007, respectively. At September 30, 2008, the Company recorded a $1.6 million deferred tax asset. Management placed a full valuation allowance against this deferred tax asset.

Balance Sheet Comparison

Total assets increased $5.4 million, or 1.1%, to $514.3 million during the three months ended September 30, 2008. The quarterly increase was attributable to $7.2 million of growth in loans receivable, partially offset by decreases in investment securities and other real estate owned. Total assets increased $41.1 million, or 8.7%, during the twelve months ended September 30, 2008. The annual increase was primarily attributable to $25.1 million of growth in loans receivable and $13.5 million of growth in investment securities.

Total loans receivable at September 30, 2008 were comprised of $157.9 million (38.4%) 1-4 family residential mortgage loans, $92.9 million (22.6%) construction loans, $92.8 million (22.6%) commercial real estate loans, $36.0 million (8.8%) commercial business loans, and $31.2 million (7.6%) home equity lines of credit and other loans. Total loans receivable at September 30, 2007 were comprised of $152.5 million (39.5%) 1-4 family residential mortgage loans, $97.2 million (25.2%) construction loans, $81.3 million (21.1%) commercial real estate loans, $26.6 million (6.9%) commercial business loans, and $28.1 million (7.3%) home equity lines of credit and other loans.

Total non-performing loans, defined as non-accruing loans, increased by $8.0 million to $13.3 million at September 30, 2008 from $5.3 million at September 30, 2007. This increase was the result of commercial and construction loans that have been downgraded and placed on non-accrual status during the year ended September 30, 2008. The ratio of non-performing loans to total loans was 3.24% at September 30, 2008 compared to 2.08% at September 30, 2007.

Included in the non-performing loan totals were two loans secured by 1-4 family residential mortgage properties in the amount of $510,000, which represented less than 0.04% of the $157.9 million in total loans as of September 30, 2008. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses increased by $748,000 to $4.5 million at September 30, 2008 from $3.8 million at September 30, 2007. The increase in the allowance was primarily attributable to the higher current year loan loss provision which reflected the overall growth in the loan portfolio, higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs during the current periods.

The allowance for loan losses as a percentage of non-performing loans was 33.8% at September 30, 2008 compared with 46.7% at September 30, 2007. At September 30, 2008 our allowance for loan losses as a percentage of total loans was 1.10% compared with 0.97% at September 30, 2007. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

At September 30, 2008, investment securities were $58.9 million, reflecting a decrease of $1.8 million, or 3.0%, from June 30, 2008 and an increase of $13.5 million, or 29.6%, from September 30, 2007,. Investment securities consisted of $53.5 million of mortgage-backed securities, $3.2 million of municipal bonds, and $2.2 million of U.S. Government and Agency obligations. The mortgage-backed securities are collateralized by mortgage loans that meet agency conforming standards and do not contain sub-prime mortgage loans.

Total deposits grew $13.0 million, or 3.6%, and $6.8 million, or 1.8%, respectively, to $375.6 million during the three and twelve months ended September 30, 2008. The growth in deposits during the three months ended September 30, 2008 occurred entirely in certificates of deposit (including individual retirement accounts), which increased $22.4 million to $206.8 million, and was partially offset by decreases in money market, checking and savings accounts. The growth in deposits during the twelve months ended September 30, 2008 occurred in checking accounts and certificates of deposit (including individual retirement accounts), which increased $7.2 million and $6.3 million to $60.8 million and $206.8 million, respectively. Decreases in money market and savings accounts of $5.2 million and $1.5 million, respectively, partially offset the growth in checking and certificates of deposit. The annual $7.2 million increase in checking represented a 13.4% increase in the category. Deposits accounted for 72.9% of assets and 92.5% of net loans at September 30, 2008.

At September 30, 2008, the Company held $12.5 million in Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $8.7 million in brokered certificates of deposit.

The Company’s deposit strategy during the twelve months ended September 30, 2008 was focused on increasing and expanding customer relationships with the Bank. As a result of this strategy, many high-cost, single service deposit account holders were replaced with higher checking account balances. To the extent the Company’s asset growth exceeded growth in deposits, Federal Home Loan Bank of New York (FHLBNY) advances were used as alternative funding sources. Use of the FHLBNY advances enabled the Bank to reduce its cost of funds and manage its interest rate risk position. FHLBNY borrowings decreased $4.5 million and increased $32.9 million during the three and twelve months ended September 30, 2008, respectively, to $72.9 million, or 14.2% of assets.

“Fiscal year 2008 was a successful year for deposit acquisition,” stated Ms. Hance.  “Our networking efforts in the community, combined with increased business from existing relationships and a heightened interest by the consumer in FDIC insurance, produced a strong increase in total deposits, including core deposits.  In addition, Magyar is one of the few banks in New Jersey to offer the CDARS product, a CD instrument that provides FDIC insurance above the current temporary limit of $250,000—CDARS provides full FDIC insurance up to $50 million.  This further strengthened the Company’s deposit growth for 2008, and positions the Company for continued deposit growth in 2009.”

The Company completed its first stock repurchase of 130,927 shares during the quarter ended December 31, 2007. On November 16, 2007, the Company’s Board of Directors approved a second stock repurchase plan that allows for the repurchase of an additional 5% of its outstanding shares (excluding shares held by Magyar Bancorp, MHC, the Company’s mutual holding company), or up to 129,924 shares. The Company repurchased 57,370 shares at an average price of $9.89 pursuant to the second stock repurchase plan through September 30, 2008, reducing outstanding shares to 5,756,141.

The Company’s book value per share decreased to $7.96 at September 30, 2008 from $8.31 at September 30, 2007. The decrease was the result of the Company’s results from operations, partially offset by the reduction of shares outstanding during the twelve month period.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 84 years with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Income Statement Data:
Interest and dividend income	$7,012	$7,566	$28,820	$29,228
Interest expense	3,266	4,151	14,292	15,548
Net interest and dividend income	3,746	3,415	14,528	13,680
Provision for loan losses	3,331	46	4,255	398
Net interest and dividend income after
provision for loan losses	415	3,369	10,273	13,282
Non-interest income	416	335	1,464	1,454
Non-interest expense	3,590	3,586	14,598	13,763
Income (loss) before income tax expense (benefit)	(2,759)	118	(2,861)	973
Income tax expense	281	26	82	257
Net (loss) income	$(3,040)	$92	$(2,943)	$716

Per Share Data:
Basic earnings (losses) per share	$(0.53)	$0.02	$(0.51)	$0.12
Diluted earnings (losses) per share	$(0.53)	$0.02	$(0.51)	$0.12
Book value per share	$7.96	$8.31	$7.96	$8.31

Selected Ratios:
Return on average assets	-2.34%	0.08%	-0.59%	0.16%
Return on average equity	-25.86%	0.77%	-6.21%	1.47%
Net interest margin	3.14%	3.15%	3.19%	3.27%

	At or For the Period Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Balance Sheet Data:
Assets	$514,272	$510,056	$473,177
Loans receivable	410,651	403,510	385,368
Allowance for loan losses	4,502	4,377	3,754
Investment securities - available for sale, at fair value	49,326	50,619	27,373
Investment securities - held to maturity, at cost	9,618	10,166	18,116
Deposits	375,560	362,586	368,777
Borrowings	87,934	92,394	49,985
Shareholders' Equity	45,826	49,130	48,193

Asset Quality Data:
Non-performing loans	$13,304	$5,288	$8,033
REO property	4,666	5,568	2,238
Allowance for loan losses to non-performing loans	33.84%	82.77%	46.73%
Allowance for loan losses to total loans receivable	1.10%	1.08%	0.97%
Non-performing loans to total loans receivable	3.24%	1.31%	2.08%
Non-performing assets to total assets	3.49%	2.13%	2.17%
Non-performing assets to total equity	39.21%	22.10%	21.31%